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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                    Under the Securities Exchange Act of 1934
                              (Amendment No. 1)(1)

                              MEDI-JECT CORPORATION
              ----------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
              ----------------------------------------------------
                         (Title of Class of Securities)


                                   583 930 10
              ----------------------------------------------------
                                 (CUSIP Number)


(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).


                                Page 1 of 8 Pages

CUSIP No.  583 930 10                 13G                      Page 2 of 8 Pages
================================================================================

1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      ETHICAL HOLDINGS PLC

--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*
                                    a.  |_|
                                    b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      UNITED KINGDOM
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               100,000 (See Item 4(C) Herein).
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             0 (See Item 4(C) Herein).
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        100,000 (See Item 4(C) Herein).
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        0 (See Item 4(C) Herein).
                        --------------------------------------------------------

--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      100,000
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      1.4%
--------------------------------------------------------------------------------
12    Type of Reporting Person*

      CO
--------------------------------------------------------------------------------


                    SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  583 930 10                 13G                      Page 3 of 8 Pages
================================================================================

ITEM 1.

      (A)   NAME OF ISSUER.

      Medi-Ject Corporation, a corporation organized under the laws of Minnesota (the "Issuer").

      (B)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

            The Issuer's principal executive offices are located at 1840 Berkshire Lane, Minneapolis, Minnesota 55441.

ITEM 2.

      (A)   NAMES OF PERSONS FILING.

            This statement is being filed by Ethical Holdings plc ("REPORTING PERSON").

      (B)   ADDRESS OF PRINCIPAL BUSINESS OFFICE.

            The principal business office of the Reporting Person is Gemini House, Bartholomew's Walk, Ely, Cambridgeshire CB7 4EA, England

      (C)   CITIZENSHIP.

            The Reporting Person is a public limited company organized under the laws of England.

      (D)   TITLE OF CLASS OF SECURITIES.

            This statement relates to shares of Common Stock, $.01 par value (the "COMMON STOCK"), of the Issuer.

      (E)   CUSIP NUMBER.

            The CUSIP Number of the Common Stock is 583 930 10.

CUSIP No.  583 930 10                 13G                      Page 4 of 8 Pages
================================================================================

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(B), OR 13d-2(B), CHECK WHETHER THE PERSON FILING IS A:

            NOT APPLICABLE

            (a)   |_| Broker or Dealer registered under Section 15 of the Act

            (b)   |_| Bank as defined in Section 3(a)(6) of the Act

            (c)   |_| Insurance Company as defined in Section 3(a)(19) of the
                      Act

            (d)   |_| Investment Company registered under Section 8 of the
                      Investment Company Act

            (e)   |_| Investment Advisor registered under Section 203 of the
                      Investment Advisors Act of 1940

            (f)   |_| Employee Benefit Plan, Pension Fund which is subject to
                      the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss.240.13d-1(b)(1)(ii)
                      (F)

            (g)   |_| Parent Holding Company, in accordance with
                      ss.240.13d-1(b)(ii)(G) (Note: See Item 7)

            (h)   |_| Group, in accordance with ss.240.13d-1(b)(1)(ii)(H)

ITEM 4. OWNERSHIP.

      (A)   AMOUNT BENEFICIALLY OWNED.

              N/A

      (B)   PERCENT OF CLASS.

              N/A


(C)   POWER TO VOTE OR DIRECT THE VOTE AND DISPOSE OR DIRECT THE DISPOSITION OF
            SECURITIES.

              N/A

CUSIP No.  583 930 10                 13G                      Page 5 of 8 Pages
================================================================================

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following box |X|

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10. CERTIFICATION.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the Issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

CUSIP No.  583 930 10                 13G                      Page 6 of 8 Pages
================================================================================

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                   ETHICAL HOLDINGS PLC

                                               June 8, 1998
                                   --------------------------------------
                                               Date


                                    /s/ Dr. Ronald F. Albano
                                   --------------------------------------
                                              Signature
                                   Dr. Ronald F. Albano
                                   Chief Executive Officer